Exhibit 99.1

Contacts: Brian Lynch Patrick Burke (760) 931-1771

CALLAWAY GOLF COMPANY COMPLETES ACQUISITION OF JACK WOLFSKIN, A

PREMIUM OUTDOOR APPAREL BRAND, FOR €418 MILLION

CARLSBAD, Calif., January 4, 2019 - Callaway Golf Company (NYSE: ELY) announced today that it has completed the previously announced acquisition of Jack Wolfskin for €418 million, or approximately $476 million assuming a 1.140 Euro to US Dollar conversion rate, subject to a working capital adjustment.

Jack Wolfskin is an international, premium outdoor apparel, footwear and equipment brand. The company designs premium products targeted at the active outdoor and urban outdoor customer categories. The acquisition furthers Callaway’s push into the active lifestyle category after its successful 2017 acquisitions of TravisMathew and Ogio. Post-acquisition, Jack Wolfskin will continue to operate out of its Idstein, Germany headquarters.

“We are very excited to have completed this acquisition and have the Jack Wolfskin brand as part of the Callaway portfolio,” commented Chip Brewer, President and Chief Executive Officer of Callaway. “We believe Jack Wolfskin fits extremely well with our current brands and furthers our stated plan of strategic investments in complementary areas. Jack Wolfskin provides an innovative product offering with long-term synergies to the existing soft goods portfolio. We look forward to partnering with the Jack Wolfskin management team to maximize this brand’s growth potential.”

“We are thrilled to be joining Callaway’s growing portfolio of premium, active lifestyle brands,” said Jack Wolfskin’s Chief Executive Officer Melody Harris-Jensbach. “The Callaway team has proven over many years that they are great innovators and brand builders. We are excited to have them invest in our brand and are eager to start working with them.”

Callaway financed the transaction with a $480 million Term Loan B facility, which was led by BofA Merrill Lynch and JP Morgan Securities LLC. The facility has a seven-year term, subject to certain prepayment rights, and bears interest at a rate of LIBOR plus 4.50%. The Term Loan B market weakened during the period the Company marketed the loan to investors and therefore the estimated annual financing costs will be approximately $0.05 per share higher than previously estimated. As a result, Callaway currently estimates that this transaction is expected to be approximately $0.11 per share dilutive for full year 2019 and slightly accretive in 2020, both on a non-GAAP basis, which excludes non-recurring transaction costs and non-cash purchase accounting adjustments. The Company intends to provide further guidance on a GAAP basis once it has completed its purchase accounting adjustments. Full year 2019 adjusted EBITDA, which excludes transaction costs and non-cash purchase accounting adjustments, is still estimated to be approximately $33 million for the Jack Wolfskin business. The Company remains excited about adding this premium brand to its portfolio and the strategic benefits and long-term potential this acquisition provides.

Latham & Watkins LLP acted as legal counsel to Callaway for the acquisition and Gibson Dunn & Crutcher acted as legal counsel to Callaway for the Term Loan B facility. JP Morgan Securities LLC acted as exclusive financial advisor to Callaway for the acquisition. Kirkland & Ellis International LLP acted as legal counsel and Houlihan Lokey as exclusive financial advisor to Outdoor Holdings SCA - the holding company of Jack Wolfskin. THM Partners acted as director of and advisor to the Jack Wolfskin Group.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, and statements relating to the expected benefits of the Jack Wolfskin transaction, including future synergies and growth opportunities, and the estimated financial results and sales and earnings contribution from Jack Wolfskin, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated difficulties or expenditures relating to the transaction or the realization of the anticipated synergies and growth opportunities; the response of customers, suppliers and others to the announcement of the transaction; potential difficulties in employee retention as a result of the transaction; consumer acceptance of and demand for the Company’s products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements, see Callaway’s Annual Report on Form 10-K for the year ended December 31, 2017 as well as other risks and uncertainties detailed from time to time in Callaway’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Callaway undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, OGIO, and TravisMathew brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.ogio.com, and www.travismathew.com.

About Jack Wolfskin

Jack Wolfskin is one of the leading providers of functional outdoor clothing, footwear and equipment in Europe and the largest franchisor in the German specialist sports retail market. JACK WOLFSKIN articles are currently available in more than 3,000 points of sale across the globe. JACK WOLFSKIN articles feature a high degree of functionality, user-friendliness and innovation. In recent years, JACK WOLFSKIN successfully introduced numerous material and product innovations. The company is a member of Fair Wear Foundation and a bluesign® system partner. JACK WOLFSKIN has also been a member of the “Zero Discharge of Hazardous Chemicals” initiative since 2012. Jack Wolfskin is the official provider of apparel for the Innsbruck Alpine School. For more information please visit www.jack-wolfskin.com

CONTACT:

Brian Lynch

Patrick Burke

(760) 931-1771

SOURCE Callaway Golf Company

Related Links

http://cmp.callawaygolf.com/